Exhibit 10.4

DATED

08-11-2024 | 12:49:38 GMT

SETTLEMENT AGREEMENT AND RELEASE

among

Party A

and

Party B

and

Party C

CONTENTS

CLAUSE

1.	Definitions and interpretation	1

2.	Eﬀect of this agreement	2

3.	Settlement Matters	2

4.	Release	4

5.	Agreement not to sue	5

6.	Costs	5

7.	Warranties and authority	5

8.	Indemnities	5

9.	No admission	6

10.	Severability	6

11.	Entire agreement	6

12.	Confidentiality	6

13.	Governing law	7

14.	Jurisdiction	7

15.	Contracts (Rights of Third Parties) Act 1999	7

16.	Co-operation	8

17.	Counterparts	8

18.	Variation	8

i

This agreement is dated 8th November 2024

Parties

(1)	NUKKLEUS INC incorporated and registered in the US State of Delaware whose registered office is at 525 Washington Blvd. Jersey City, New Jersey 07310 United States of America (Party A)

(2)	JAMAL KHURSHID of Beams End, Old Brighton Road, Pease Pottage, Crawley, West Sussex, England, RH11 9AJ (Party B)

(3)	MATCH FINANCIAL LIMITED incorporated and registered in England and Wales with company number 11864364 whose registered office is at 4th Floor 100 Fenchurch Street, London, United Kingdom, EC3M 5JD (Party C)

BACKGROUND

(A)	Party C is a wholly owned subsidiary of Party A following a sale in 2021 of the entire issued share capital in Party C to party A by certain individual shareholders including Party B.

(B)	Party B is sole director of Party C and was until September 2024 a director of Party A.

(C)	Target, as defined below, is a wholly owned subsidiary of Party C and Party B is the sole director of Target.

(D)	A dispute has arisen between the parties relating to (inter alia) the provision or lack thereof of funding for Target by Party A, together with matters relating to the management and affairs of Party A and Party C (Dispute).

(E)	The parties have settled their differences and have agreed terms for the full and final settlement of the Dispute and wish to record those terms of settlement, on a binding basis, in this agreement.

Agreed terms

1.	Definitions and interpretation

In this agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

GBP or £: Great British Pounds Sterling, or the currency for the time being of the United Kingdom of Great Britain and Northern Ireland.

Related Parties: a party’s shareholder, parent, subsidiaries, assigns, transferees, representatives, personal representatives, principals, agents, employees, executive, board member, officers or directors.

Target: Digital RFQ Limited incorporated and registered in England and Wales with company number 12103258 whose registered office is at 4th Floor 100 Fenchurch Street, London, United Kingdom, EC3M 5JD.

USD or $: United States Dollars, or the currency for the time being of the United States of America.

2.	Effect of this agreement

The parties hereby agree that this agreement shall immediately be fully and effectively binding on them.

3.	Settlement Matters

3.1	The Board of Party A, being sole shareholder of the entire issued share capital in Party C, has agreed in principle to Party C’s sale of the entire issued share capital in Target to Party B and/or Party B’s nominee, for an aggregate consideration of £1,000 (one thousand GBP) (the “Target Sale”) subject to Party A obtaining shareholder approval of the consummation of the Target Sale (“Shareholder Approval”).

3.2	Party C and Party B and/or Party B’s nominee, shall enter into a share sale agreement with respect to the Target Sale (SPA) on the below substantive terms by 27 November 2024 (Exchange) which shall close three (3) business days after the Shareholder Approval (Closing Date):

(a)	Aggregate consideration for the sale and purchase of the entire issued share capital of Target shall be £1,000 payable in cash on completion (closing);

(b)	The closing of the Target Sale under the SPA to take place on or before the Closing Date, time being of the essence;

(c)	Intentionally left blank.

(d)	During the period between Exchange and the Closing Date, Party B shall have full authority and control to direct the management and affairs of Party C and Target provided that all material actions shall be approved by Party A which such approval shall not be unreasonably withheld or delayed. Further, Party A shall at all times have complete and unencumbered access to the books and records of Party C. (For the avoidance of doubtmaterial action shall include but not limited to raising third party finance, granting options on Target’s share capital, granting security and other encumbrances on Target’s assets, and disposing of or divesting any of Target’s assets), provided that any such actions do not require the prior approval of Party A’s Shareholders under SEC rules, in which case such approval shall be obtained, and Party A and Party C shall, at their own cost and expense, jointly and severally ratify, support, vote in favour of and execute any document required to support and/or authorise any decision of Party B with regard to the management and affairs of Target without delay or discussion;

(e)	Within two business days of the Closing Date, Party B shall resign as a director of Party C;

(f)	If Shareholder Approval is not obtained by 31 March 2025, then Party C shall be liable to fund Target’s working capital requirements on demand, together with Party B’s legal costs and expenses associated with the negotiation, preparation, agreement of, and failure to consummate the Target Sale.

3.3	Party A shall provide, and shall procure that Party A’s auditors provide, full and complete financial information relating to Target and its subsidiaries (including but not limited to all audited accounts for financial year 2024 and at least the three previous years’ GAAP/PCAOB financial information reported for the business of Target) no later than the date of completion of the SPA, time being of the essence; Any reasonable costs or expenses associated with obtaining and/or providing these materials would be paid by Target.

3.4	Party A shall:

(a)	by no later than 15 November 2024, time being of the essence:

(i)	make payment to Party B of the sum of $60,000 (sixty thousand USD) in cleared funds by electronic funds transfer to Party B’s nominated bank account; and

(ii)	make payment to Target of $31,000 (thirty-one thousand USD); and

(b)	by no later than 29 November 2024, time being of the essence, make payment to Target of $115,000 (one hundred and fifteen thousand USD); and

(c)	by no later than 15 November 2024, time being of the essence, issue to:

(i)	Craig Vallis 125,000 shares of the common stock of Party A subject to Party A and Craig Vallis entering into a fully and final Settlement Agreement (the “Vallis Settlement”); and

(ii)	Oliver Worsley 75,000 shares of common stock of Party A subject to Party A and Oliver Worsley entering into a fully and final Settlement Agreement (the “Worsley Settlement”).

3.5	Party B and Party C agree that they will not take any action to dissolve or other similar administrative actions in any jurisdiction with respect to Party B, Target or any other subsidiary of either party, subject always to Party B’s duties as a director in the relevant company’s jurisdiction of incorporation.

3.6	Subject to Party A complying with its obligations under clause 3.4(c) above, Party B shall, and shall use reasonable endeavours to procure that Craig Vallis and Oliver Worsley shall, sign a proxy voting mandate to vote their shares in support of the board of Party A’s recommendation for a merger between Party A and a suitable target as identified by the Board of Party A (such proxy to expire automatically on 31 March 2025) (collectively, the “Proxies”).

3.7	From the date of this agreement, Party A and Party C shall jointly and severally indemnify Party B fully (whether under Directors and Officers Insurance Policy or otherwise) with regard to any and all costs, claims, losses, damages, legal costs, regulatory costs, investigations or claims, actions or proceedings arising from or in relation to Party B’s time in office as a director and board member of Party A and/or Party C and/or Target.

3.8	Within five (5) business days of this Agreement, Target and Party B or Party B’s assigns will enter into a Share Purchase and Sale Contract, substantially in the form annexed to this agreement at Annex A, whereby Target will sell all of the issued and outstanding securities of DRFQ Europe UAB held by Target to Party B, which such operations are immaterial to Target and Party A.

4.	Release

This agreement is in full and final settlement of, and each party hereby releases and forever discharges, all and/or any actions, claims, rights, demands and set- offs, whether in this jurisdiction or any other, whether or not presently known to the parties or to the law, and whether in law or equity, that it, its Related Parties or any of them ever had, may have or hereafter can, shall or may have against the other party or any of its Related Parties arising out of or connected with:

(a)	the Dispute;

(b)	the underlying facts relating to the Dispute;

(c)	any agreement between or act by the parties or their Related Parties or any of them; and

(d)	any other matter arising out of or connected with the relationship between the parties.

(Collectively the Released Claims)

5.	Agreement not to sue

5.1	Each party agrees, on behalf of itself and on behalf of its Related Parties not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other party or its Related Parties any action, suit or other proceeding concerning the Released Claims, in this jurisdiction or any other.

5.2	Clause 4 and Clause 5.1 shall not apply to, and the Released Claims shall not include, any claims in respect of any breach of this agreement.

6.	Costs

6.1	The parties shall each bear their own legal costs in relation to the Dispute and this agreement.

6.2	This Clause 6 supersedes and overrides any and all previous agreements between the parties and any court order regarding the legal costs in relation to the Dispute and in relation to this agreement (including the implementation of all matters provided by this agreement).

7.	Warranties and authority

7.1	Each party warrants and represents that it has not sold, transferred, assigned or otherwise disposed of its interest in the Released Claims.

7.2	Each party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform this agreement, including (without limitation) with respect to the release (Clause 4), agreement not to sue (Clause 5) and indemnities (Clause 8) on behalf of Related Parties.

8.	Indemnities

Each party hereby indemnifies, and shall keep indemnified, the other party against all costs and damages (including the entire legal expenses of the parties) incurred in all future actions, claims and proceedings in respect of any of the Released Claims which it or its Related Parties or any of them may bring against the other party or its Related Parties or any of them.

9.	No admission

This agreement is entered into in connection with the compromise of disputed matters and in the light of other considerations. It is not, and shall not be represented or construed by the parties as, an admission of liability or wrongdoing on the part of either party to this agreement or any other person or entity.

10.	Severability

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

11.	Entire agreement

11.1	This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

11.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation [or negligent misstatement] based on any statement in this agreement.

12.	Confidentiality

The terms of this agreement, and the substance of all negotiations in connection with it, are confidential to the parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of the other party other than:

(a)	to the parties’ respective auditors, insurers and lawyers on terms which preserve confidentiality; and

(b)	pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure; and

(c)	pursuant to any express requirement under the rules of any listing authority or stock exchange on which a party’s shares are subject; and

(d)	as far as necessary to implement and enforce any of the terms of this agreement; and

(e)	to issue an agreed public statement or a filing required by the laws and regulations applying to Party A,

provided always that in any such circumstances set out in clause 12 (a) to (e) above any communication, statement, filing, report or disclosure shall not be made without the express written agreement of all parties (such agreement not to be unreasonably withheld or delayed).

The parties are entitled to confirm the fact of, but not the terms of, settlement of the Dispute.

For the avoidance of doubt, nothing in this Clause 12 prevents the parties from making a disclosure to a regulator regarding any alleged misconduct, wrongdoing or serious breach of regulatory requirements, or making a disclosure to any law enforcement agency regarding an alleged criminal offence or co-operating with any law enforcement agency regarding a criminal investigation or prosecution.

13.	Governing law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

14.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

15.	Contracts (Rights of Third Parties) Act 1999

15.1	Except as expressly provided in this agreement, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

15.2	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

16.	Co-operation

The parties shall deliver or cause to be delivered such instruments and other documents at such times and places as are reasonably necessary or desirable, and shall take any other action reasonably requested by the other party for the purpose of putting this agreement into effect.

17.	Counterparts

17.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. For the purposes of completion, signatures by the parties’ legal advisers shall be binding.

17.2	Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of an executed “wet ink” counterpart of this agreement.

18.	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

This agreement has been entered into on the date stated at the beginning of it.

Signed by MENACHEM SHALOM for and on behalf of NUKKLEUS INC.	Signed by: Menachem Shalom ABAA20C7C624439... .... Director
Signed by JAMAL KHURSHID	DocuSigned by: 67E0375059674A4... .... Jamal Khurshid
Signed by JAMAL KHURSHID for and on behalf of MATCH FINANCIAL LIMITED	DocuSigned by: 67E0375059674A4... .... Director

Annex A

Form of Share Sale Agreement – Target to Party B

AKCIJŲ PIRKIMO-PARDAVIMO SUTARTIS 1

2024-08-19 London

DIGITAL RFQ LIMITED, JA k. 12103258, reg. buveinė 4th Floor 100 Fenchurch Street, London, EC3M 5JD, Jungtinė Karalystė, atstovaujama direktoriaus Jamal Khurshid, veikiančios pagal įstatus, ir

Jungtinės Karalystės pilietisJamal Khurshid, gimimo data 1976-02-06, gyv. adresu Beams End Old Brighton Road North Pease Pottage, West Sussex RH11 9AJ, Jungtinė Karalystė, veikiantis fizinio asmens teisėmis, sudarė šią akcijų pirkimo-pardavimo sutartį.

I. SUTARTYJE VARTOJAMŲ SĄVOKŲ APIBRĖŽIMAI

1.1. Sutartis – ši Akcijų pirkimo-pardavimo sutartis.

1.2. Pardavėjas – DIGITAL RFQ LIMITED;

1.3. Pirkėjas – Jamal Khurshid;

1.4. Šalys – Pirkėjas ir Pardavėjas kartu, o kiekvienas atskirai vadinamas Šalimi.

1.5. Emitentas arba Bendrovė - DRFQ Europe UAB, teisinė forma – uždaroji akcinė bendrovė, juridinio asmens kodas 305979609, buveinės adresas Vilnius, Architektų g. 56-101, duomenys apie Bendrovę kaupiami Valstybės įmonės „Registrų centras“ Juridinių asmenų registre, įstatinio kapitalo dydis – 125,000 EUR (vienas šimtas dvidešimt penki tūkstančiai eurų), padalintas į 5000 (penkis tūkstančius) vienetų paprastųjų vardinių 25 EUR (dvidešimties penkių eurų) nominalios vertės už vienetą nematerialiųjų akcijų.

1.6. Akcijos – Emitento išleistos ir šia Sutartimi parduodamos akcijos.

1.7. Kaina – pinigų suma, kurią Pirkėjas moka Pardavėjui Sutartyje numatyta tvarka už perkamas Akcijas.

II. SUTARTIES DALYKAS

2.1. Pardavėjas parduoda 1000 (vieną tūkstantį) vienetų jam nuosavybės teise priklausančių Akcijų, o Pirkėjas perka nurodytas Akcijas nuosavybės teise ir atsiskaito su Pardavėju šios Sutarties nustatyta tvarka.

SHARE PURCHASE AND SALE CONTRACT 1

19-08-2024, London

DIGITAL RFQ LIMITED, code 12103258, reg. address 4th Floor 100 Fenchurch Street, London, EC3M 5JD, United Kingdom, represented by company director Jamal Khurshid,

and

Jamal Khurshid, citizen of United Kingdom, date of birth 06-02-1976, residing at Beams End Old Brighton Road North Pease Pottage, West Sussex RH11 9AJ, United Kingdom, acting on an individual rights,

have concluded this share purchase and sale contract.

I. DEFINITIONS OF CONCEPTS USED IN THE CONTRACT

1.1. The Contract refers to this Share Purchase and Sale Contract.

1.2. The Seller is DIGITAL RFQ LIMITED;

1.3. The Buyer is Jamal Khurshid;

1.4. Parties refer to the Buyer and the Seller collectively, each individually referred to as the Party.

1.5. The Issuer or the Company refers to DRFQ Europe UAB, legal form: private limited liability company, legal entity code: 305979609, registered office at Vilnius, Architektų str. 56-101, data on the Company are collected in the Register of Legal Entities of the State Enterprise Centre of Registers, the amount of authorised capital is EUR 125,000 (one hundred twenty-five thousand euros) divided into 5000 (five thousand) common inscribed non-material shares of nominal value of EUR 25 twenty five euros) per unit.

1.6. Shares refer to the shares issued by the Issuer and sold under this Contract.

1.7. The Price refers to the amount of money paid by the Buyer to the Seller in accordance with the procedure provided for in the Contract for the Shares to be purchased.

II. THE SUBJECT MATTER OF THE CONTRACT

2.1. The Seller sells 1000 (one thousand) Shares owned by him, as per the personal right of ownership, whereas the Buyer buys the indicated Shares under the right of ownership and shall settle with the Seller in accordance with the procedure established by this Contract.

Seller/Pardavėjas	Buyer/Pirkėjas

III. AKCIJŲ KAINA, MOKĖJIMO TVARKA

IR SĄLYGOS

3.1. Visų parduodamų Akcijų kaina yra 1000 EUR (vienas tūkstantis eurų).

3.2. Pardavėjas patvirtina, kad šios Sutarties 3.1 punkte nurodytus pinigus gavo. Pirkėjas pagal šią Sutartį su Pardavėju atsiskaitė galutinai ir tinkamai. Pardavėjas jokių pretenzijų Pirkėjui dėl atsiskaitymo pagal šią Sutartį neturi ir ateityje nereikš.

IV. AKCIJŲ SUTEIKIAMOS TEISĖS. AKCIJŲ PERLEIDIMAS

4.1. 1000 (vienas tūkstantis) vienetų akcijų suteikia 1000 (vieną tūkstantį) balsų Bendrovės visuotiniame akcininkų susirinkime ir kitas teises, nurodytas Bendrovės įstatuose bei Lietuvos Respublikos akcinių bendrovių įstatyme.

4.2. Šalys susitaria, kad nuosavybės teisė į Akcijas pereina Pirkėjui nuo šios Sutarties pasirašymo. Pardavėjas įsipareigoja akcijų perleidimą įregistruoti VĮ „Registrų centre“ savarankiškai ar pasitelkdamas įgaliotų asmenų pagalbą. Nuo registracijos momento Pirkėjas įgyja visas Bendrovės akcininko teises ir pareigas, nurodytas Bendrovės įstatuose ir Lietuvos Respublikos akcinių bendrovių įstatyme.

V. PAREIŠKIMAI, GARANTIJOS IR KITI ŠALIŲ ĮSIPAREIGOJIMAI

5.1. Šalys viena kitai pareiškia ir garantuoja, kad:

5.1.1. Šalys turi visas teises, įgaliojimus, leidimus, reikalingus sudaryti šią Sutartį, visiškai įvykdyti savo įsipareigojimus pagal šią Sutartį.

5.2. Pardavėjas taip pat pareiškia ir garantuoja Pirkėjui, kad:

5.2.1. Pardavėjas yra teisėtas Akcijų savininkas, turintis visas teises ir įgaliojimus naudotis, valdyti ir disponuoti jam priklausančiomis Akcijomis. Pardavėjui priklausančios Akcijos yra visiškai apmokėtos.

III. SHARE PRICE, PAYMENT PROCEDURE AND CONDITIONS

3.1. The price of all Shares sold is EUR 1000 (one thousand euros), including any fees payable by the Seller.

3.2. The Seller confirms that it has received all the money referred to in Clause 3.1 of this Contract. The Buyer have settled with the Seller under this Contract in the final and due manner. The Seller has no claims and will not file any claims in the future against Buyers for settlement under this Contract.

IV. RIGHTS GRANTED BY SHARES. THE TRANSFER OF SHARES

4.1. 1000 (one thousand) shares provide 1000 (one thousand) votes at the General Meeting of Shareholders of the Company and other rights specified in the Articles of Association of the Company and the Law on Companies of the Republic of Lithuania.

4.2. The Parties agree that the ownership of the Shares would be transferred to the Buyer from the moment of concluding this Contract. The Seller undertakes to register the transfer of shares in the State Enterprise Centre of Registers independently or with the assistance of authorized persons. From the moment of registration, the Buyer shall acquire all the rights and obligations of the Company’s shareholder specified in the Articles of Association of the Company and the Law on Companies of the Republic of Lithuania.

V. STATEMENTS, WARRANTIES AND OTHER OBLIGATIONS OF THE PARTIES

5.1. The Parties state to each other and warrant that:

5.1.1. The Parties shall have all the rights, authorisations and permits required to conclude this Contract and to fulfil their obligations under this Contract in full.

5.2. The Seller shall state and warrant to the Buyer that:

5.2.1. The Seller is the legal owner of the Shares possessing all the rights and authority to use, manage and dispose of the Shares belonging to it. The Shares owned by the Seller are fully paid.

Seller/Pardavėjas	Buyer/Pirkėjas

5.2.2. Akcijos nėra parduotos, padovanotos, ar kitaip perleistos, įkeistos, areštuotos, Pardavėjo disponavimo teisė jomis nėra kitaip apribota, tretieji asmenys neturi jokių pretenzijų į Akcijas, Pardavėjo nuosavybės teisė į Akcijas nėra ginčijama teismine ar kitokia tvarka.

5.3. Pirkėjas taip pat pareiškia ir garantuoja Pardavėjui, kad:

5.3.1. Pirkėjas yra tinkamai ir pilnai susipažinęs su visais Bendrovės dokumentais, Bendrovės veikla, teisine, finansine, mokestine padėtimi ir dėl viso to jokio pobūdžio pretenzijų Pardavėjui neturi.

5.3.2. Akcijų kaina, nurodyta šios Sutarties 3.1 punkte, laikytina teisinga ir finansiškai pagrįsta mokėtina kaina.

VI. KITOS NUOSTATOS

6.1. Ši Sutartis sudaryta ir aiškinama pagal Lietuvos Respublikos įstatymus. Esant neatitikimų tarp Sutarties teksto lietuvių kalba ir Sutarties teksto anglų kalba, pirmenybė teikiama Sutarties tekstui lietuvių kalba.

6.2. Ši Sutartis įsigalioja nuo jos pasirašymo dienos ir galioja iki visiško Šalių įsipareigojimų, nustatytų Sutartyje, įvykdymo.

6.3. Šalys susitaria, kad bet koks ginčas, prieštaravimas ir (ar) reikalavimas, kylantis iš ar susijęs su šia Sutartimi, taip pat šios Sutarties pažeidimu, nutraukimu ar negaliojimu bus sprendžiamas tarp Šalių derybų būdu. Nepavykus pasiekti susitarimo, toks ginčas, prieštaravimas ir reikalavimas sprendžiamas atitinkamame Lietuvos Respublikos teisme pagal Bendrovės registruotos buveinės vietą.

6.4. Sutartis sudaryta dviem egzemplioriais lietuvių ir anglų kalbomis, turinčiais vienodą teisinę galią, po vieną kiekvienai šaliai

VII. ŠALIŲ PARAŠAI

PARDAVĖJAS/SELLER:

DIGITAL RFQ LIMITED direktorius

Jamal Khurshid

5.2.2. The Shares are not sold, donated, or otherwise transferred, pledged, or seized; the Seller’s right of disposal of the Shares is not otherwise restricted; third persons have no claims to the Shares; the Seller’s ownership of the Shares is not contested by judicial or other procedure.

5.3. The Buyer shall state and warrant to the Seller that:

5.3.1. The Buyer was introduced to all the Company’s documents, the Company’s activities, legal, financial and tax situation in full and in the due manner and have no claims to the Seller in regards of all the material above.

5.3.2. The price of the Shares specified in Clause 3.1 of this Contract shall be considered a fair and financially reasonable price.

VI. OTHER PROVISIONS

6.1. This Contract is concluded and shall be construed in accordance with the laws of the Republic of Lithuania. In the event of discrepancies between the text of the Contract in the Lithuanian language and the text of the Contract in the English language, the text of the Contract in the Lithuanian language shall prevail.

6.2. This Contract shall come into force from the date of its signing and shall remain in force until the Parties’ obligations under the Contract are fulfilled entirely.

6.3. The Parties agree that any dispute, objection and/or claim arising out of or related to this Contract as well as to any breach, termination or nullity of this Contract shall be settled by negotiation between the Parties. In case of failure to reach an agreement, such dispute, objection and claim shall be settled at the relevant court of the Republic of Lithuania according to the location of the registered office of the Company.

6.4. The Contract is made in two counterparts in English and Lithuanian languages, having equal legal force, one for each party.

VIII. SIGNATURES OF THE PARTIES

PIRKĖJAS/BUYER:
JAMAL KHURSHID

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Seller/Pardavėjas	Buyer/Pirkėjas